UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARDIOVASCULAR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Proxy Statement
Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, Minnesota 55112

This Amendment No. 1 supplements and amends the definitive proxy statement on Schedule 14A filed by Cardiovascular Systems, Inc. (the “Company”) with the Securities and Exchange Commission on October 3, 2014 (the “Proxy Statement”).

The sole purpose of this Amendment No. 1 is to update the Company’s definition of “burn rate” and related matters, which appear in the “Overhang and Burn Rate” section of Proposal 2 in the Proxy Statement. The first paragraph of such section is amended and restated to read in its entirety as follows:

“We consider both burn rate and overhang in administering our equity plans. We define “burn rate” as the total number of equity awards granted in the year, divided by the basic weighted-average common stock outstanding for the year. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to awards other than options will count as equivalent to 2.0 option shares. Our burn rate for each of fiscal years 2014, 2013 and 2012, as calculated based on the information above, was 5.56%, 8.77% and 9.63%, respectively. We commit that, with respect to the number of shares subject to awards granted over the three fiscal years ending June 30, 2015, 2016 and 2017, we will maintain an average annual burn rate over that period that does not exceed 4.82% of weighted shares of common stock outstanding.”

This material is first being released to stockholders on or about October 23, 2014, and should be read together with the Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON NOVEMBER 12, 2014:

The Proxy Statement (including this amendment) and Fiscal 2014 Annual Report to Stockholders are available at
http://www.proxyvote.com and http://www.csi360proxy.com